Exhibit 10.3

AMENDMENT TO STOCK OPTION AGREEMENT

This AMENDMENT (“Amendment”) is entered into as of August 1, 2013, by and between EVERTEC, Inc. (f/k/a Carib Latam Holdings, Inc.) a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Company”), and Félix M. Villamil Pagani (the “Participant” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Company and the Participant have previously entered into an Amended and Restated Stock Option Agreement, dated as of May 9, 2012 (the “Option Agreement”), pursuant to which the Company granted to the Participant options to purchase Common Shares of the Company, subject to the terms and conditions set forth in the Option Agreement and in the EVERTEC, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Plan”);

WHEREAS, the Parties desire to amend certain terms of the Option Agreement as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Option Agreement or the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Section 1 of the Option Agreement is hereby amended by deleting the number “77,910” and inserting the number “38,955” in its place and by deleting the term “$2.59” and inserting the term “$1.295” in its place.

2.	Section 2(a) of the Option Agreement is hereby deleted in its entirety and replaced with the following:

“General. Subject to the terms and conditions set forth herein and the Plan, 38,955 Options will vest on August 7, 2013.”

3.	Section 4 of the Option Agreement is hereby deleted in its entirety and replaced with the following:

“Post-Termination Exercisability. Subject to Section 2(a) above, the Options shall remain exercisable until the expiration of the Option Term.”

4.	Except as expressly modified by this Amendment, the terms and conditions set forth in the Option Agreement shall remain in full force and effect. Nothing in this Amendment is intended to affect the Participant’s right to receive the cash payment in respect of the Options related to the extraordinary dividend payment by the Company on December 18, 2012 (the “Option Payment”). The Option Payment will be made in accordance with that certain letter from the Company to the Participant dated as of December 18, 2012 without giving effect to the April 2013 stock split.

5.	This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Puerto Rico, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Puerto Rico or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Puerto Rico to be applied.

6.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

EVERTEC, INC.

By:	/s/ Juan J. Roman
Name: Juan J. Roman
Title: Chief Financial Officer

PARTICIPANT

By:	/s/ Félix M. Villamil Pagani
Félix M. Villamil Pagani